Exhibit 99.2

FORM OF LETTER TO RECORD HOLDERS

CTI BIOPHARMA CORP.

Subscription Rights to Purchase Shares of Common Stock and/or Series X Preferred

February 14, 2020

Dear CTI BioPharma Corp. Stockholder:

This letter is being distributed by CTI BioPharma Corp. (the “Company”) to all holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”), including shares of Common Stock issuable upon conversion of the Company’s outstanding shares of series O convertible preferred stock, par value $0.001(the “Series O Preferred”), as of 5:00 p.m., New York City time, on February 13, 2020 (the “Record Date”), in connection with the distribution of non-transferable subscription rights (the “Subscription Rights”) to such holders to subscribe for and purchase shares of Common Stock in a rights offering (the “Rights Offering”) for a purchase price of $1.00 per share (the “Subscription Price”). Any participant in the Rights Offering, who following the exercise of such participant’s Subscription Rights would become a holder of greater than 9.9% of the outstanding number of shares of Common Stock following the Rights Offering, may elect to instead purchase series X convertible preferred stock, par value $0.001 per share (the “Series X Preferred”), at a purchase price of $10,000 per share (ratably adjusted for fractional shares). Any such holder so electing would have a right to purchase 1/10,000th of a share of Series X Preferred for each share of Common Stock it had a right to purchase pursuant to its Subscription Rights. The Company is offering up to an aggregate of 60,000,000 shares of Common Stock in the Rights Offering and/or up to 4,500 shares of Series X Preferred (collectively, the “Shares”). The Rights and the Shares are described in the prospectus supplement (and the accompanying prospectus), dated February 14, 2020 (the “Prospectus”), covering the offer and sale of the Shares issuable upon the exercise of the Subscription Rights.

As described in the Prospectus, you will receive 0.90412 Subscription Rights for each share of Common Stock, including shares of Common Stock issuable upon conversion of the Company’s outstanding shares of Series O Preferred, owned of record by you of which you are a record holder as of 5:00 p.m., New York City time, on the Record Date. The Subscription Rights are evidenced by a non-transferable certificate (the “Rights Certificate”) registered in your name and will cease to have any value as of 5:00 p.m., New York City time, on March 2, 2020, unless the Rights Offering is extended by the Company as described below (the “Expiration Time”). The total number of Subscription Rights issued to you will be rounded down to the nearest whole number and each whole Subscription Right will allow you to subscribe for one share of Common Stock at the Subscription Price (or an equivalent number of shares of Series X Preferred on the terms described in the Prospectus).

As further described in the Prospectus, the Company has entered into an Investment Agreement (the “Investment Agreement”) with the following existing stockholders of the Company (or affiliates thereof): BVF Partners L.P. (“BVF”), Stonepine Capital, L.P., OrbiMed Private Investments VI, LP and New Enterprise Associates, Inc. (collectively, the “Investors”), pursuant to which the Investors have agreed to, severally and not jointly, purchase from the Company any and all Shares not subscribed for in the Rights Offering, in the form of Common Stock and/or Series X Preferred, as further described in the Prospectus. Each Investor also will have the same right as other stockholders to subscribe for and purchase Shares under its Subscription Rights. The Investment Agreement with the Investors is described in more detail in the Prospectus. Mr. Matthew Perry, a member of the Company’s Board of Directors, is a representative of BVF. Mr. Perry recused himself from the approval by the Company’s Board of Directors of the Investment Agreement.

The Subscription Rights will expire and be of no value if not exercised prior to the Expiration Time.

The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent prior to the Expiration Time. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension.

You will be required to submit payment in full for all of the Shares you wish to purchase pursuant to the exercise of your Subscription Rights prior to the Expiration Time.

As soon as practicable after the Expiration Time and after any and all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by Computershare Trust Company, N.A. (the “Subscription Agent”) from you will be returned to you, without interest or penalty.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	A Non-Transferable Rights Certificate evidencing the Subscription Rights for which you are the holder of record; and

3.	Instructions as to use of CTI BioPharma Corp. Subscription Rights Certificates.

Your prompt action is requested. To exercise your Subscription Rights, you must promptly deliver the properly completed and signed Rights Certificate accompanying this letter, with payment of the Subscription Price in full for each Share subscribed pursuant to the Subscription Rights to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

You cannot revoke the exercise of your Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire and be of no value.

Additional copies of the enclosed materials may be obtained from, and any questions or requests for assistance concerning the Rights Offering should be directed to Georgeson LLC, the Information Agent at (888) 613-9988.

Very truly yours,

CTI BIOPHARMA CORP.